Exhibit 10(a)

Sutherland Asbill & Brennan LLP Letterhead

1275 Pennsylvania Ave., N.W.

Washington, DC 20004

MARY JANE WILSON-BILIK

DIRECT LINE: 202.383.0660

Internet: mjwilson-bilik@sablaw.com

April 29, 2003

VIA EDGARLINK

Board of Commissioners

Canada Life Insurance Company of America

6201 Powers Ferry Road, N.W.

Atlanta, Georgia 30339

Ladies and Gentlemen:

We hereby consent to the reference to our name under the caption “Legal Matters” in the Statement of Additional Information for the Varifund(R) Variable Annuity and the Varifund (R) Advisor Variable Annuity filed as part of Post-Effective Amendment No. 21 to the registration statement on Form N-4 for the Canada Life of America Variable Annuity Account 1 (File Nos. 33-28889; 811-5817). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

Sutherland Asbill & Brennan LLP

By:	/s/ MARY JANE WILSON-BILIK
Mary Jane Wilson-Bilik